As filed with the Securities and Exchange Commission on February 10, 2017

Registration No. 333-112446

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 3
TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

RELM WIRELESS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	59-3486297 (I.R.S. Employer Identification No.)

7100 Technology Drive
West Melbourne, Florida 32904
(Address of Principal Executive Offices, Including Zip Code)

1997 Stock Option Plan
(Full Title of the Plan)

William P. Kelly
Executive Vice President and Chief Financial Officer
RELM Wireless Corporation
7100 Technology Drive
West Melbourne, Florida 32904

(321) 984-1414
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY STATEMENT

RELM Wireless Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 3 (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-112446) filed with the Securities and Exchange Commission (the “Commission”) on February 3, 2004, as amended by Post-Effective Amendment No. 1 filed with the Commission on August 9, 2005 and as further amended by Post-Effective Amendment No. 2 filed with the Commission on August 2, 2012 (as so amended, the “Registration Statement”). The Registration Statement covered the offer and sale of 3,250,000 shares of common stock, par value $0.60 per share (the “Common Stock”), of the Registrant pursuant to the RELM Wireless Corporation 1997 Stock Option Plan (the “Plan”).

This Post-Effective Amendment to the Registration Statement is being filed to deregister and remove all of the previously registered shares of Common Stock issuable under the Plan that remain unissued and unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Melbourne, State of Florida, on the 10th day of February, 2017.

RELM WIRELESS CORPORATION

By:	/s/ William P. Kelly
William P. Kelly
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended